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                                                                      EXHIBIT 11

                                BRIGHTPOINT, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Year Ended December 31
                                                        --------------------------------------
                                                          1997           1998           1999
                                                        --------       --------       --------
Basic:
Weighted average shares outstanding                       46,630         52,818         53,290
                                                        --------       --------       --------

Income (loss) before income taxes, minority
       interest and accounting change                   $ 36,927       $ 31,237       $(66,827)
Deduct income taxes                                       11,065         11,212         12,281
Deduct minority interest
                                                             352           (151)           (93)
Deduct cumulative effect of accounting change,
       net of tax                                             --             --         14,065
                                                        --------       --------       --------
Net income (loss)                                       $ 25,510       $ 20,176       $(93,080)
                                                        ========       ========       ========

Per share amount:
Income (loss) before accounting change                  $   0.55       $   0.38       $  (1.48)
Cumulative effect of accounting change, net of tax            --             --          (0.27)
                                                        --------       --------       --------
Net income (loss)                                       $   0.55       $   0.38       $  (1.75)
                                                        ========       ========       ========

Diluted:
Weighted average shares outstanding                       46,630         52,818         53,290
Net effect of dilutive stock options and warrants-
       based on the treasury stock method using
       average market price                                1,831            665             --
                                                        --------       --------       --------
Total weighted average shares outstanding                 48,461         53,483         53,290
                                                        ========       ========       ========

Income (loss) before income taxes, minority
       interest and accounting change                   $ 36,927       $ 31,237       $(66,827)
Deduct income taxes                                       11,065         11,212         12,281
Deduct minority interest
                                                             352           (151)           (93)
Deduct cumulative effect of accounting change,
       net of tax                                             --             --         14,065
                                                        --------       --------       --------
Net income (loss)                                       $ 25,510       $ 20,176       $(93,080)
                                                        ========       ========       ========

Per share amount:
Income (loss) before accounting change                  $   0.53       $   0.38       $  (1.48)
Cumulative effect of accounting change, net of tax            --             --          (0.27)
                                                        --------       --------       --------
Net income (loss)                                       $   0.53       $   0.38       $  (1.75)
                                                        ========       ========       ========
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